Exhibit 10.23
PERSONAL AND CONFIDENTIAL
Richard Heyse
Term Sheet

Title	Vice President, Chief Financial Officer — Reports to Senior Vice President, Finance and Administration

Location	Pittsburgh, PA, relocation package per WESCO policy.

Base Salary	$325,000 annual rate paid twice monthly.

Annual Cash Bonus	Zero to 100% of base salary, based on the achievement of a combination of corporate and personal performance objectives as established annually by the Board. Your target bonus will be 50% of base salary. For 2009 the bonus award will be guaranteed at a minimum of $75,000, assuming a start date of June 15, 2009.

One Time Bonus Award	After 15 days of employment, a one time bonus of $50,000. Bonus is subject to a pro-rata pay back to the Company if employee leaves without good reason or is terminated for cause within one year.

Equity Awards	Stock appreciation rights (SARs) equal to the number of shares of WESCO stock purchased for long-term investment within the first twelve months of employment (up to the equivalent of three times your annual base salary) will be granted with the approval of the Compensation Committee and the Board of Directors. Strike price will be set at the closing price on the date of purchase on the open market in one or more transactions, not to exceed three trading days. Purchase of the shares must comply with the Company’s policy regarding insider trading. These options will vest ratably over three years. In the event you are unable to sell your New Jersey home in the first twelve months of employment with WESCO, the time period for the SARs match will be extended to the sooner of 30 days after the closing on the sale of the New Jersey home or twelve months from your one-year anniversary with the Company.

Future awards are based on performance and award guidelines established periodically by the Compensation Committee of the Board of Directors.

It is expected that you achieve and maintain an ownership position in WESCO stock equal to 2x your base salary by 2012.

Severance	In the event of the termination of your employment by WESCO without cause or by you for good reason, you will be entitled to receive a severance payment equal to one year’s base salary plus continued coverage in all applicable WESCO welfare benefits plans for one year, plus a pro rata payment of your estimated bonus, as approved by WESCO’s Compensation Committee, for the then current year based on results to the date of termination, plus full vesting for stock appreciation rights with time based vesting periods granted in accordance with your purchase of WESCO stock. Healthcare contributions will be at the active employee rate. In the event of the termination of your employment as a result of death or disability you will be entitled to receive your base salary and all welfare benefits through the date of death or disability. No severance will be paid other than payment of your base salary through the date of termination for termination for cause.

Termination For Cause shall mean termination within 30 days after we give you notice that we have cause to terminate you for:

a)	Engaging in a felony or willful misconduct which is in the good faith judgment of the Board materially injurious to the company, its customers, employees, suppliers or shareholders;

b)	Willful failure to materially perform your duties that continues after written notice;

c)	Your material breach of any manual or written policy, code or procedure of the company; or

d)	Failure to establish permanent residence in the Pittsburgh area.

Severance (cont.)	An act or failure to act by you will be deemed “willful” only if done or omitted to be done by you without a good faith reasonable belief that such act or failure to act was lawful and in the best interests of the Company.

Good reason shall mean any of the following to which you do not consent in writing and for which you give us 30 days notice and opportunity to cure during such period:

a)	Reduction in your Base Salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team, or any other material breach of this letter and Term Sheet;

b)	A relocation of your primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or

c)	A change in the authority, duties or responsibilities that materially and adversely affect your role in the organization.

Auto Allowance	Comparable to other Senior Executives, currently $1,000 per month

Value Acceleration Plan (VAP) Awards Program	The Compensation Committee annually determines whether supplemental cash bonus programs for key management personnel will be established. You will be eligible to participate at the Vice President level for all such programs. No VAP program is planned for 2009.

Health, Welfare, and Other Benefit Programs	Eligible to participate in all corporate benefit programs in accordance with standard policies and procedures. Eligible for 4 weeks of vacation annually, prorated for 2009.

Employment Policy	In accordance with Company practices, neither this letter, nor any benefit program or employment policy is to be considered an employment contract. Your employment and compensation are at the will of WESCO Distribution, Inc. and can be terminated, with or without cause and with or without notice, at any time, by either you or the Company.

Accepted on May 21, 2009	/s/ Richard P. Heyse
Signature